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                         EXHIBIT 11

                 DEKALB GENETICS CORPORATION
            COMPUTATION OF NET EARNINGS PER COMMON
                 AND COMMON EQUIVALENT SHARE
   For the three months ended November 30, 1996 and 1995
                         (unaudited)

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                                      November      November
                                        1996          1995
                                      --------      --------
PRIMARY EARNINGS PER SHARE:

  Shares*
  ------

    Average shares outstanding        17,071,170     15,567,795

    Net average additional shares
    outstanding assuming dilutive
    stock options exercised and
    proceeds used to purchase treasury
    stock at average market price        703,569        137,767
                                      ----------      ---------

    Average number of common and common
    equivalent shares outstanding     17,774,739     15,705,562
                                      ----------     ----------
                                      ----------     ----------

  Net Earnings

    Net earnings for primary earnings
    per share                         $2,065,000    $   (96,000)
                                      ----------    ------------
                                      ----------    ------------

  Primary Earnings Per Share*         $     0.12    $     (0.01)
                                      ----------    ------------
                                      ----------    ------------

*Earnings per share and all share amounts have been adjusted to reflect the three-for-one split of the Common Stock to holders of record May 10, 1996.


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